EXHIBIT (10)M

ECOLAB SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2003)

WHEREAS, the Company previously established the Ecolab Supplemental Executive Retirement Plan (the “Plan”) to provide additional retirement benefits in consideration of services performed and to be performed by certain participants for the Company and certain related corporations.

NOW, THEREFORE, pursuant to Section 1.3 of the Plan and Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans, the Company hereby amends and restates the Plan in its entirety to read as follows:

ARTICLE I
PREFACE

Section 1.1             Effective Date.  The effective date of this amendment and restatement of the Plan is January 1, 2003.  The benefit, if any, payable with respect to a former Executive who Retired or died prior to the Effective Date (and who is not rehired by a member of the Controlled Group thereafter) shall be determined by, and paid in accordance with, the terms and provisions of the Plan as in effect prior to the Effective Date.

Section 1.2             Purpose of the Plan.  The purpose of this Plan is to provide additional retirement benefits for certain management and highly compensated employees of the Company who perform management and professional functions for the Company and certain related entities.

Section 1.3             Administrative Document.  This Plan includes the Ecolab Inc. Administrative Document for Non-Qualified Plans (the “Administrative Document”), which is incorporated herein by reference.

ARTICLE II
DEFINITIONS

Words and phrases used herein with initial capital letters which are defined in the Pension Plan or the Administrative Document are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise.  The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:

Section 2.1             “Actuarial Factors” shall mean the actuarial assumptions set forth in Exhibit A which is attached to and forms a part of this Plan.

Section 2.2             “Death Beneficiary.”

(1)           The term “Death Beneficiary” shall mean the person or persons designated by the Executive to receive SERP Benefits hereunder in the event of his death.  The designation of a Death Beneficiary under the Plan may be made, revoked or changed only by an instrument (in form prescribed by the Administrator) signed by the Executive and delivered to the Administrator during the Executive’s lifetime.  If the Executive is married on the date of his death and has been married throughout the one-year period ending on the date of death, his designation of a Death Beneficiary other than, or in addition to, his spouse under the Plan shall not be effective unless such spouse has consented in writing to such designation.

(2)           Any SERP Benefits remaining to be paid after the death of a Death Beneficiary shall be paid to the Death Beneficiary’s estate, except as otherwise provided in the Executive’s Death Beneficiary designation.

Section 2.3             “Cash Balance Participant” shall mean an Executive for whom a Retirement Account is maintained under the Pension Plan.

Section 2.4             “Disability” or “Disabled.”  An Executive shall be deemed to have a “Disability” or be “Disabled” if the Executive’s active employment with an Employer ceased due to a disability that entitles the Executive to benefits under any long-term disability plan sponsored by the Company.  An Executive’s Disability shall continue until the earliest to occur of (1) the date on which the Executive’s employment with the Controlled Group as an Executive terminates, (2) the date the Executive recovers from the Disability, or (3) the date of termination of payments under the Company’s long-term disability plan for any reason.

Section 2.5             “Executive” shall mean an Employee who is an elected corporate officer of an Employer and who is selected by the Administrator to participate in the Plan or such other Employee who is selected by the Chief Executive Officer of the Company to participate in the Plan.

Section 2.6             “Final Average Compensation” shall mean the average of an Executive’s Annual Compensation (as defined in the Administrative Document but as modified by the next sentence) for the five (5) consecutive Plan Years of employment with the Employers preceding the Executive’s Retirement or death (including the year of the Executive’s Retirement or death) which yields the highest average compensation.  Notwithstanding the foregoing, for purposes of calculating the Final Average Compensation of a Disabled Executive, the rules applicable for determining the Final Average Compensation for persons who accrue benefits under the Final Average Compensation formula specified in Section 4.6 of the Pension Plan shall apply.  If an Executive has been employed by the Employers for a period of less than five (5) Plan Years preceding his Retirement or death, Final Average Compensation shall be calculated using the Executive’s total period of employment with the Employers (calculated using complete months of employment).

Section 2.7             “Minimum Benefit” shall mean one-twelfth (1/12) of the sum of the Executive’s:

(1)           benefit as of June 30, 1994, if any, as a result of the crediting of Years of Past Service Credit; and

(2)           annual SERP Benefit (a) based on Final Average Compensation, Years of Eligibility Service, and Years of Benefit Service as of June 30, 1994 (i.e., frozen target benefit), reduced by (b) the reductions under the SERP for the Executive’s (i) Pension Benefit, fifty percent (50%) of Primary Insurance Amount, and Savings Plan Benefit, as those terms were defined in the SERP on June 30, 1994, but based on actual benefit levels at the Executive’s retirement, and (ii) Mirror Pension Benefit, as that term was defined in SERP on July 1, 1994, but based on the actual benefit level at the Executive’s retirement to the extent it is actually payable from the Mirror Pension Plan (i.e., current benefit level offsets).

Section 2.8             “Mirror Pension Benefit”  shall mean one-twelfth (1/12) of the annual total benefit payable to an Executive under the Ecolab Mirror Pension Plan calculated on a single life annuity basis commencing at age 65, as determined by the Administrator.

Section 2.9             “Pension Benefit” shall mean one-twelfth (1/12) of the annual total pensions paid or payable to the Executive under any pension plan (other than the Ecolab Savings Plan, as such plan may be amended from time to time) sponsored by a member of the Controlled Group which satisfies the qualification requirements of the Code calculated on a single life annuity basis commencing at age 65, as determined by the Administrator including (a) projected payments from any former pension plan or former profit sharing plan which reduces the pension payable under the Pension Plan or (b) payments of Retirement Account benefits under the Pension Plan.

Section 2.10           “Plan” shall mean this Ecolab Supplemental Executive Retirement Plan, as it may be amended from time to time.

Section 2.11           “Primary Insurance Amount” shall mean the monthly primary social security benefit the Executive will be entitled to at age 65, determined in accordance with Exhibit B which is attached to and forms a part of this Plan.

Section 2.12           “Retirement” or “Retired.”  The Retirement of an Executive shall occur upon his termination of employment with the Controlled Group for any reason other than death or Disability on or after (1) his attainment of age 55 and the completion of at least 10 Years of Eligibility Service, or (2) his attainment of age 65.  For purposes of determining Retirement under this Plan, the employment of a Disabled Executive shall be deemed to have terminated “for reasons other than Disability” at such time as he ceases to meet the definition of Disability, provided he does not resume active employment with the Controlled Group.

Section 2.13           “Savings Plan Benefit” shall mean the benefit payable to the Executive calculated as of July 1, 1994 in accordance with Exhibit C which is attached to and forms a part of this Plan.

Section 2.14           “SERP Benefit” shall mean the retirement benefit determined under Article III.

Section 2.15           “SERP Pre-Retirement Benefit” shall mean the pre-retirement benefit determined under Article IV.

Section 2.16           “Year of Benefit Service.”

(1)           An Executive shall be credited with one Year of Benefit Service for each year of “Credited Service” (or such other defined term which is used to determine service for benefit accrual purposes) as defined by and credited to the Executive under the Pension Plan.  Notwithstanding the foregoing, for purposes of calculating Years of Benefit Service for a Cash Balance Participant, the rules applicable for determining Credited Service under the Pension Plan for persons who accrue benefits under the Final Average Compensation formula specified in Article 4 of the Pension Plan shall apply.

(2)           A Disabled Executive shall continue to accrue Years of Benefit Service during the period of his Disability for purposes of determining the amount of his SERP Benefit hereunder.

(3)           In no event shall an Executive’s Years of Benefit Service under the Plan exceed thirty (30) years.

Section 2.17           “Year of Eligibility Service.”

(1)           An Executive shall be credited with one Year of Eligibility Service for each year of “Continuous Service” (or such other defined term which is used to determine service for vesting purposes) as defined by and credited to the Executive under the Pension Plan.

(2)           A Disabled Executive shall continue to accrue Years of Eligibility Service during the period of his Disability for purposes of determining the amount of his SERP Benefit hereunder.

Section 2.18           “Year of Past Service Credit” means the excess, if any, of the thirty (30) Years of Benefit Service required to earn the maximum SERP Benefit hereunder over the number of Years of Benefit Service it would be possible for the Executive to accumulate by his attainment of age 65 or, if later, the date of his Retirement.

ARTICLE III
SERP BENEFITS

Section 3.1             Coverage.

(1)           Commencement of Coverage.  An Employee shall become covered under the Plan as of the first date on or after the Effective Date on which he is an Executive.

(2)           Termination of Coverage.  An Executive shall cease to be covered under the Plan on the earliest to occur of (a) the date the Executive ceases to be employed by the Controlled Group for any reason other than death, Disability or Retirement, or (b) with respect to a Disabled Executive, the date the Executive is no longer Disabled, provided he does not resume active employment as an Executive or incur a Retirement.

Section 3.2             Amount of SERP Benefits.

(1)           Each Executive shall, upon Retirement, be entitled to a SERP Benefit which shall be determined as hereinafter provided.  The SERP Benefit shall be a monthly retirement benefit payable in the form of a 15 year certain benefit commencing upon the Executive’s attainment of age 65 equal to the sum of (a) and (b), where:

(a) =                        one-twelfth (1/12th) of the Executive’s Final Average Compensation, multiplied by two percent (2%) for each of the Executive’s Years of Benefit Service (up to a maximum of 30), reduced by (i) the Pension Benefit, (ii) the Mirror Pension Benefit, (iii) fifty percent (50%) of the Primary Insurance Amount, and (iv) the Savings Plan Benefit; and

(b) =                       the difference between (i) one-twelfth (1/12th) of the Executive’s Final Average Compensation, and (ii) one-twelfth (1/12th) of the Executive’s Annual Compensation for the Plan Year in which the Executive commenced employment with the Controlled Group, multiplied by one percent (1%) for each of the Executive’s Years of Past Service Credit (if any).

For purposes of subsection (1)(b)(ii), if the Executive was not an Employee for the entire Plan Year, his Annual Compensation for such Plan Year shall be annualized based on the number of days employed by the Controlled Group out of a Plan Year of 365 days.

(2)           In no event shall an Executive’s monthly SERP Benefit be less than the amount of his Minimum Benefit.

Section 3.3             Time of Payment.

(1)           In General.  An Executive’s SERP Benefit shall be paid or commence to be paid within 90 days after the later of the date the Executive attains age 65 or the date of the Executive’s Retirement.  Notwithstanding the foregoing, if payment at such time is prevented due to reasons outside of the Administrator’s control, the SERP Benefits shall commence to be paid as soon as practicable after the end of such 90-day period, and the first payment hereunder shall include any SERP Benefits not made as a result of the delay in payment.

(2)           Early Commencement.  Notwithstanding the provisions of Subsection (1) of this Section, upon the written request of the Executive (on a form prescribed by the Administrator) which is filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability or at least one (1) year prior to the Executive’s voluntary Retirement, the Administrator may, in its complete and sole discretion, commence payment of the SERP

Benefits to the Executive at a specified date which is after the Executive’s Retirement but prior to the Executive’s attainment of age 65; provided, however, that the amount of the SERP Benefit shall be reduced by one/two hundred and eightieth (1/280th) for each month that the date of the commencement of the SERP Benefits precedes the date on which the Executive will attain age 62.

Section 3.4             Form of Payment

(1)           In General.  An Executive who does not want his SERP Benefit to be paid in the form of the 15-year certain benefit described in Section 3.2 may elect to receive his SERP Benefit in any of the optional forms of benefit payment which are permitted under the Pension Plan.  Any such optional form of benefit shall be the Actuarial Equivalent of the SERP Benefit payable to the Executive in the form specified in Section 3.2.

(2)           Lump Sum Payment.

(a)           Notwithstanding the provisions of Subsection (1) of this Section, an Executive may elect to receive the SERP Benefit in the form of a single lump sum payment.

(b)           The lump sum payment described in paragraph (a) of this Subsection shall be calculated by converting the Executive’s SERP Benefit (calculated in accordance with the provisions of Section 3.2) at the time of the commencement of such Benefit into a lump sum amount of equivalent actuarial value when computed using the Actuarial Factors specified in Exhibit A for this purpose, and then applying the ten percent (10%) reduction, if applicable, provided for in Subsection (3) of this Section.

(c)           Notwithstanding any provision of the Plan to the contrary, in the event the equivalent actuarial value of the Executive’s SERP Benefit, when computed using the Actuarial Factors specified in Exhibit A for this purpose, does not exceed $25,000 , such Benefit shall be paid in the form of a single lump sum payment.

(3)           Form/Timing of Election.  Any election of an optional form of benefit must be in writing (on a form provided by the Administrator) and filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability or at least one (1) year prior to the Executive’s voluntary Retirement.  Any such election may be changed at any time and from time to time without the consent of any existing Death Beneficiary or any other person (except as described in Section 2.2), by filing a later signed written election with the Administrator; provided that any election made less than one (1) year prior to the Executive’s voluntary Retirement shall not be valid, and in such case, payment shall be made in accordance with the latest valid election of the Executive.  Notwithstanding the foregoing, an Executive shall be permitted to make an election to receive his SERP Benefit in the form of a lump sum payment within the one (1) year period prior to his voluntary termination if (and only if) the amount of the SERP Benefit payable to the Executive is reduced by ten percent (10%).

ARTICLE IV
SERP PRE-RETIREMENT BENEFITS

Section 4.1             Eligibility.  The Death Beneficiary of an Executive who dies after becoming vested in his SERP Benefits (including the Death Beneficiary of an Executive who dies while he is Disabled) but prior to commencing to receive SERP Benefits hereunder shall be entitled to receive the SERP Pre-Retirement Benefits described in Section 4.2 in lieu of any other benefits described in the Plan.

Section 4.2             Amount, Form and Timing of SERP Pre-Retirement Benefits.  A Death Beneficiary who is eligible for a SERP Pre-Retirement Benefit shall receive a SERP Pre-Retirement Benefit based on the Executive’s SERP Benefit hereunder.  The SERP Pre-Retirement Benefit shall be calculated in accordance with, and payable at the same time and (except as provided in Section 3.4(2)) in the same manner as, the pre-

retirement death benefits and (if applicable) the optional death benefits described in the Pension Plan, as determined by the Administrator.  Notwithstanding the foregoing, the Death Beneficiary of a Cash Balance Participant, and who is eligible for a SERP Pre-Retirement Benefit, shall receive such Benefit in the form of a lump sum payment.

ARTICLE V
VESTING

Section 5.1             Vesting.

(1)           In General.  Except as provided in Subsections (2) and (3) of this Section, an Executive shall become vested in the SERP Benefits upon (a) his attainment of age 65 while in the employ of the Controlled Group, or (b) his attainment of age 55 while in the employ of the Controlled Group and his completion of 10 Years of Eligibility Service.

(2)           Forfeiture Provision.

(a)           Notwithstanding the provisions of Subsection (1) hereof, but subject to the requirements of clause (b) of this Subsection, the Employers shall be relieved of any obligation to pay or provide any future SERP Benefits or SERP Pre-Retirement Benefits under this Plan and shall be entitled to recover amounts already distributed if, without the written consent of the Company, the Executive, whether before or after termination with the Controlled Group (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Controlled Group member, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Executive’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Controlled Group member.  The Employers shall have the burden of proving that one of the foregoing events have occurred.  Notwithstanding the foregoing, the provisions of Subjection (2)(a) shall not apply to the Executive’s Minimum Benefit.

(b)           Notwithstanding the foregoing, an Executive shall not forfeit any portion of his SERP Benefits or SERP Pre-Retirement Benefits under clause (a) of this Subsection unless (i) the Executive receives reasonable notice in writing setting forth the grounds for the forfeiture, (ii) if requested by the Executive, the Executive (and/or the Executive’s counsel or other representative) is granted a hearing before the full Board of Directors of the Company (the “Board”) and (iii) a majority of the members of the full Board determine that the Executive violated one or more of the provisions of clause (a) of this Subsection.

(3)           Acceleration of Vesting.  Notwithstanding the provisions of Subsection (1) hereof, the SERP Benefits of the Executives (a) who are employed by the Controlled Group on the date of a Change in Control or (b) whose employment with the Company was terminated prior to a Change in Control but the Executive reasonably demonstrates that the termination occurred at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, shall become immediately 100% vested upon the occurrence of such Change in Control.

ARTICLE VI
MISCELLANEOUS

Section 6.1             Effect of Amendment and Termination.  Notwithstanding any provision of the Plan (including the Administrative Document) to the contrary, no amendment or termination of the Plan shall, without the consent of the Executive (or, in the case of his death, his Death Beneficiary), adversely affect the vested SERP Benefit or vested SERP Pre-Retirement Benefit under the Plan of any Executive or Death Beneficiary as such Benefit exists on the date of such amendment or termination.

Section 6.2             Protective Provisions.  Notwithstanding any provision of the Plan to the contrary, if an Executive commits suicide during the two-year period beginning on the date of his commencement of participation in the Plan or makes any material misstatement or nondisclosure of medical history, then, in the Administrator’s sole and absolute discretion, no SERP Benefits or SERP Pre-Retirement Benefits shall be payable hereunder or such Benefits may be paid in a reduced amount (as determined by the Administrator).

Section 6.3             Limitation on Payments and Benefits.  Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other plan or agreement between the Executive and a Controlled Group member would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the Company, and the determination of the Company’s independent accounts shall be final and binding on all persons.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.3 shall not of itself limit or otherwise affect any other rights of the Executive pursuant to this Plan.  In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section, the Executive (in his or her sole discretion) shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section.  The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.  In the event that the Executive fails to make such designation within ten (10) business days of receiving such information, the Company may effect such reduction in any manner it deems appropriate.

Section 6.4             Establishment of Trust Fund.

(1)           In General.  The Plan is intended to be an unfunded, non-qualified retirement plan.  However, the Company may enter into a trust agreement with a trustee to establish a trust fund (the “Trust Fund”) and to transfer assets thereto (or cause assets to be transferred thereto), subject to the claims of the creditors of the Employers, pursuant to which some or all of the SERP Benefits and SERP Pre-Retirement  Benefits shall be paid.  Payments from the Trust Fund shall discharge the Employers’ obligation to make payments under the Plan to the extent that Trust Fund assets are used to satisfy such obligations.

(2)           Upon a Change in Control.

(a)           Within thirty (30) business days of the occurrence of a Change in Control, to the extent it has not already done so, the Company shall be required to establish an irrevocable Trust Fund for the purpose of paying SERP Benefits and SERP Pre-Retirement Benefits.  Except as described in the following sentence, all contributions to the Trust Fund shall be irrevocable and the Company shall not have the right to direct the trustee to return to the Employers, or divert to others, any of the assets of the Trust Fund until after satisfaction of all liabilities to all of the Executives and their Death Beneficiaries under the Plan.  Any assets deposited in the Trust Fund shall be subject to the claims of the creditors of the Employers and any excess assets remaining in the Trust Fund after satisfaction of all liabilities shall revert to the Company.

(b)           In addition to the requirements described in Subsection (a) above, the Trust Fund which becomes effective on the Change in Control shall be subject to the following additional requirements:

(i)            the trustee of the Trust Fund shall be a third party corporate or institutional trustee;

(ii)           the Trust Fund shall satisfy the requirements of a grantor trust under the Code; and

(iii)          the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United Stated Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Section 451 or any successor provision thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to such beneficiary by the trustee.  Upon such a termination of the Trust, all of the assets in the Trust Fund attributable to the accrued SERP Benefits and SERP Pre-Retirement Benefits shall be immediately distributed to the Executives and the remaining assets, if any, shall revert to the Company.

(c)           Within five (5) days following establishment of the Trust Fund, the Company shall transfer (or cause the Employers to transfer) to the trustee of such Trust Fund an amount equal to the equivalent actuarial present value of the SERP Benefits and SERP Pre-Retirement Benefits which have been accrued as of the date of the Change in Control on behalf of all of the Executives under the Plan (using the Actuarial Factors specified in Exhibit A for this purpose).

(d)           In January of each year following a funding of the Trust Fund pursuant to clause (c) above, the Company shall cause to be deposited in the Trust Fund such additional amount (if any) by which the aggregate equivalent actuarial present value (determined using the Actuarial Factors specified in Exhibit A) of the sum of the SERP Benefits and SERP Pre-Retirement Benefits for all Executives under the Plan as of December 31 of the preceding year exceeds the fair market value of the assets of the Trust Fund as of such date.

(e)           Notwithstanding the foregoing, an Employer shall not be required to make any contributions to the Trust Fund if the Employer is insolvent at the time such contribution is required.

(f)            The Administrator shall notify the trustee of the amount of SERP Pension Benefits and SERP Pre-Retirement Pension Benefits to be paid to or on behalf of the Executive from the Trust Fund and shall assist the trustee in making distribution thereof in accordance with the terms of the Plan.

(g)           Notwithstanding any provision of the Plan or the Administrative Document to the contrary, the provisions of this Section 6.4(2) hereof (i) may not be amended following a Change in Control and (ii) prior to a Change in Control may only be amended (A) with the written consent of each of the Executives or (B) if the effective date of such Amendment is at least two years following the date the Executives were given written notice of the adoption of such amendment.

IN WITNESS WHEREOF, Ecolab Inc. has executed this Supplemental Executive Retirement Plan and has caused its corporate seal to be affixed this 11th day of November, 2003.

ECOLAB INC.

	By:	/s/Steven L. Fritze
Steven L. Fritze
Senior Vice President and
Chief Financial Officer

(Seal)

Attest:

/s/Lawrence T. Bell
Lawrence T. Bell
Senior Vice President, General Counsel and Secretary

EXHIBIT A

ACTUARIAL ASSUMPTIONS
FOR SERP BENEFITS AND
SERP PRE-RETIREMENT BENEFITS

1. Interest Rate:

A. For Lump Sum

The interest rate will be 125% of the 10-year Treasury rate for the month of October preceding the Plan Year (i.e., January 1) (1) in which the retirement or other termination of employment is effective if the SERP Benefit is to commence immediately following such retirement or termination of employment or (2) in which the distribution becomes payable if the payment is to be deferred.

B. General Actuarial Equivalence	7.5% except as provided in item 4 below.

2. Mortality — General Actuarial Equivalence	1971 Group Annuity Table.

3. Annuity Values Weighted — General Actuarial Equivalence	75% male, 25% female.

4. Lump Sum Early Commencement:

If payment is in the form of a single lump sum, the lump sum interest shall be based on the lump sum interest rate defined in item 1 above, and the “early retirement benefit” immediate annuity amount as determined under Section 3.3(2).

EXHIBIT B

PRIMARY SOCIAL SECURITY BENEFITS

(A)          For purposes of the Plan, an Executive’s monthly primary social security benefit is the estimated social security benefit amount, under the Old Age and Survivors Insurance Benefit Act of the United States in effect on the first day of the calendar year during which the Executive terminates his employment, which the Executive is receiving, or would be entitled to receive, commencing at his attainment of age 65, whether or not he applies for, or actually receives, such benefits.

(B)           The amounts determined under section (A) hereof shall be based upon the following assumptions:

(1)           except as otherwise provided in clause (5) hereof, the Executive is assumed to have participated in social security starting at the later of age 22 or January 1, 1951;

(2)           except as otherwise provided in clause (5) hereof, the Executive’s compensation on which his social security benefit is based shall be assumed to be that resulting from applying a decrease for years prior to the mid-year of the years on which the Executive’s Final Average Compensation is based, and an increase for years following such mid-year, at the same rates as the national average total wages for adjusting earnings as used in computing social security benefits, as published by the Social Security Administration for each such year, with the rate for the last published year being used for any years subsequent to such last published year;

(3)           except as otherwise provided in clause (5) hereof, the taxable wage base, the factors for indexing wages, and the table or formula used to determine the estimated monthly primary social security benefit amount will be assumed to remain constant following the Executive’s termination of employment;

(4)           except as otherwise provided in clause (5) hereof, for an Executive whose employment terminates prior to his attainment of age 65, it shall be assumed that he earned no compensation from the date of termination of his employment to his attainment of age 65;

(5)           for an Executive whose benefit is based, in whole or part, upon the continuing accrual of Years of Benefit Service during the period of his Disability, it shall be assumed that, during the period for which he accrues Years of Benefit Service under those sections, he continued to earn Annual Compensation at the same rate as during the Plan Year in which he became Disabled; provided, however, that, in the event the Executive is receiving, or is entitled to receive, a primary social security disability benefit, the amount of such benefit shall be deemed to be his “primary social security benefit” for purposes of the Plan, in lieu of the amount otherwise determined under this Exhibit B;

(C)           an Executive who, for any reason, is not a participant in the United States social security benefit program shall be deemed to participate fully in such program for purposes of determining the Executive’s primary social security benefit.

(D)          An Executive’s primary social security benefit may be determined by reference to a schedule based upon pay brackets, provided such schedule is prepared in accordance with the foregoing provisions of this Exhibit B.

EXHIBIT C
SAVINGS PLAN BENEFIT

The Savings Plan Benefit shall be one-twelfth (1/12th) of the annual benefit, determined by the Administrator, that would be provided by Employer Contributions to the Ecolab Savings Plan (formerly the EL Thrift Plan) (hereafter the “Savings Plan”) made on or prior to July 1, 1994, if the Executive’s benefit under the Savings Plan as of July 1, 1994 were paid commencing at the Executive’s attainment of age 65 on a straight life annuity basis (based on an interest rate of 4.25% and the 1984 Unisex Pension Mortality Table shifted forward one year) and assuming (1) that the Employers contributed to the Savings Plan on the Executive’s behalf from (a) the later of January 1, 1977 or the date of the Executive’s first eligibility for participation in the Savings Plan until (b) the earlier of the Executive’s Retirement or July 1, 1994, an annual amount equal to three percent (3%) of the Executive’s actual Annual Compensation; provided, however, that the three percent (3%) shall be reduced by the amount, if any, which could not be contributed in each year by reason of the maximum contributions limitations of Code Section 415 and the maximum compensation limitations of Code Section 401(a)(17), and (2) that such Employer contributions to the Savings Plan on behalf of the Executive accumulated earnings at an annual rate of eight percent (8%) for all periods prior to January 1, 1991, and for each calendar year thereafter until the earlier of the Executive’s attainment of age 65 or December 31, 1993, at an interest rate established annually by the Administrator based on the PBGC’s immediate annuity rate as of the December 31 of the immediately preceding year, and for the period from January 1, 1994 until the attainment of age 65, at an interest rate of 4.25% (the December 1993 PBGC immediate rate).